                                                                     EXHIBIT 4.1

                                                         Reimbursement Agreement


                             REIMBURSEMENT AGREEMENT


                                  BY AND AMONG

                          DNA COMPUTING SOLUTIONS, INC.

                        TERAFORCE TECHNOLOGY CORPORATION



                                       AND



                                 RICHARD E. BEAN
                              ROBERT E. GARRISON II
                                STEVEN A. WEBSTER
                                  JAMES HAWKINS
                                  PETER BADGER
                                   JOHN STYLES
                                 DONALD CAMPBELL



                           DATED AS OF MARCH 26, 2003

                             REIMBURSEMENT AGREEMENT


                  This REIMBURSEMENT AGREEMENT dated as of March 26, 2003, (the "Agreement), is made by and between TERAFORCE TECHNOLOGY CORPORATION, a Delaware corporation ("TERA"), DNA COMPUTING SOLUTIONS, INC, a Delaware corporation and a wholly-owned subsidiary of TERA ("DNA-CS") (TERA and DNA-CS collectively referred to as the Companies) and RICHARD E. BEAN, an individual residing in Texas, ROBERT E. GARRISON II, an individual residing in Texas, STEVEN A. WEBSTER, an individual residing in Texas, JAMES HAWKINS, an individual residing in Texas, PETER BADGER, an individual residing in Texas, DONALD CAMPBELL, an individual residing in Texas, and JOHN STYLES, an individual residing in Texas (each individual a "Guarantor" and collectively the "Guarantors") (the TERA, DNA-CS and Guarantors collectively referred to as the "Parties")

                                   WITNESSETH:


                  WHEREAS, the Companies contemplate entering into a loan agreement with First Capital Bank (the "Bank") providing for the loan of up to $1,000,000 to DNA-CS (the "Loan Agreement"); and

                  WHEREAS, DNA-CS will granted the Bank a security interest in certain assets, including accounts receivable and inventories; and

                  WHEREAS, in order to enter into the Loan Agreement the Bank has required the Guarantors to provide limited guarantees aggregating $1,350,000; and

                  WHEREAS, in order to induce the Bank to enter into the Loan Agreement, each Guarantor has executed a limited guarantee to secure the loan there under in the amount as indicated in Schedule I (the "Guarantee"); and

                  WHEREAS, the Bank shall provide Advances (as hereinafter defined) to the DNA-CS in accordance with the provisions of the Loan Agreement and shall be entitled to make demand upon the Guarantors pursuant to the provisions of the Guarantees in the case of an Event of Default (as defined in the Loan Agreement) by the Companies under the Loan Agreement; and

                  NOW, THEREFORE, in consideration of the foregoing, the Companies and the Guarantors covenant and agree as follows:

                                    ARTICLE I
                                  GENERAL TERMS

         Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Advances" shall mean an advance of funds under and subject to the terms and conditions of the Loan Agreement provided that the principal amount outstanding shall never exceed the Loan Maximum.

                  "Agreement" shall have the meaning specified in the preamble.

                  "Associated Expenses" shall mean the expenses associated with recovering the Guarantor Advances, excluding the Guarantor Advances and interest thereon.

                  "Bank" shall have the meaning set forth in the recitals.

                  "Common Stock" shall mean the common stock, par value $0.01, of TERA.

                  "Demand for Reimbursement" shall have the meaning specified in
Section 3.1(a).

                  "Governmental Authority" means any United States or foreign federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

                  "Guarantor Advance" shall mean the amount of money advanced by the Guarantor to the Bank pursuant to a demand for payment by the Bank on the Guarantee.

                  "Guarantor" and "Guarantors" shall have the meanings specified in the preamble.

                  "Guarantee" shall have the meaning set forth in the recitals.

                  "Guarantor's Percentage " shall mean the amount of a Guarantor's Guarantee divided by the aggregate amount of Guarantees provided by the Guarantors.

                  "Loans" shall mean the Companies' obligations pursuant to the Loan Agreement and the Loan Agreement.

                  "Loan Documents" shall mean the Loan Agreement and all exhibits and related documents thereto, as they may be amended, extended or modified from time to time, including, without limitation, a promissory note.

                  "Loan Maximum" shall mean the principal amounts outstanding of $1,000,000.

                  "Person" means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.

                  "Registration Rights Agreement" shall have the meaning specified in Section 4.3.

                   "Reimbursement Obligation" shall have the meaning specified in Section 3.1(a).

                  "Related Documents" shall mean the Warrants and the Registration Rights Agreement.

                  "Warrants" shall have the meaning specified in Section 4.1.

         Section 1.2. Interpretation.

                  (a) In this Agreement:

                           (i) the singular number includes the plural number
and vice versa;

                           (ii) reference to any gender includes each other
gender;

                           (iii) the words "herein," "hereof" and "hereunder"
and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

                           (iv) reference to any Person includes such Person's
heirs, administrators, successors and assigns but, if applicable, only if such heirs, administrators, successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this sub clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;

                           (v) reference to any agreement, document or
instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to the Note includes any
Note issued pursuant hereto in extension or renewal hereof and in substitution or replacement here for;

                           (vi) unless the context indicates otherwise,
reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

                           (vii) the words "including" (and with correlative
meaning "include") means including, without limiting the generality of any description preceding such term;

                           (viii) with respect to the determination of any
period of time, the word "from" means "from and including" and the word "to" means "to, but excluding";

                           (ix) reference to any law means such as amended,
modified, codified or reenacted, in whole or in part, and in effect from time to time; and

                  (b) No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                                   ARTICLE II
                                 THE GUARANTIES

         Section 2.1 Guarantees. On the terms and subject to the terms hereof, each Guarantor agrees to provide the Guarantee in the amount as indicated on
Schedule I in substantially the form as in Exhibit A.

                                   ARTICLE III
                       ASSUMPTION OF LOAN, REIMBURSEMENT

         Section 3.1 Assumption of Loan. Should the Guarantors be required to make payment to the Bank pursuant to the Guarantee, the Companies hereby consent to the assumption of the Loan by the Guarantors, including all collateral rights. The Companies will use their best efforts to facilitate such assumption.


         Section 3.2. Reimbursable Amounts and Other Payments

                  (a) Amounts. Should the Guarantors not elect to, or be unable for any reason to, assume the Loan, the Companies shall reimburse each Guarantor the amount paid by the Guarantor to the Bank equal to the amount of his Guarantor Advance and any interest, taxes, fees, charges or other costs and expenses incurred by Guarantor in connection with such payment (the "Reimbursement Obligation"). Each such Reimbursement Obligation shall be paid by the Companies to Guarantor promptly upon written demand from Guarantor ("Demand for Reimbursement"), but in no event later than thirty (30) days after such demand. Each such Demand for Reimbursement, in order to be valid, shall be accompanied by sufficient documentation, such as copies of documents provided by the Bank to the Guarantors, supporting the amount of the Reimbursement Obligation.


                  (b) Interest. The Company shall pay interest on any and all amounts remaining unpaid under Section 3.1(a) at any time from the date such amounts become payable until paid in full, payable on demand, at simple interest at the prime rate established by Bank One, N.A., plus 2.0% per annum (or, if less, the highest rate permitted under applicable law). The Guarantors may, at their election, receive interest payments in shares of Common Stock. The number of shares of Common Stock to be issued shall be determined by dividing the amount of the interest payment by $0.12.

                  (c) Currency. All payments by the Company to Guarantor shall be made in lawful currency of the United States of America and in immediately available funds at, and pursuant to, such instructions as Guarantor may from time to time give.

         Section 3.2. Obligations Absolute.

                  (a) The DNA-CS's obligations under this Article III shall be absolute and unconditional irrespective of any set-off, counterclaim, or defense to payment which the Company may have or have had against the Bank.

                  (b) The DNA-CS hereby agrees that Guarantor shall not be responsible for, and the Reimbursement Obligations shall not be affected by, among other things,

                           (i) the validity or genuineness of documents or of any endorsements thereon even though such documents shall prove to be invalid, fraudulent, or forged;

                           (ii) any dispute between the DNA-CS, TERA and the Bank; or

                           (iii) any claims whatsoever of the DNA-CS or TERA against the Bank.

                  (c) Guarantor shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, howsoever transmitted, in connection with the Guaranty, except for errors or omissions caused by Guarantor's primary negligence or willful misconduct.

                  (d) The Companies agrees that any action taken or omitted by the Guarantor in connection with the Guaranty, provided Guarantor's actions are not the result of Guarantor's primary negligence, willful misconduct, or breach of contractual obligations, shall be binding on the DNA-CS and TERA and shall not result in any liability to Guarantor.

         Section 3.4 Indemnity In addition to the rights and obligations set forth in Section 3.1(a), the Companies hereby agrees to indemnify and hold harmless Guarantor, and each of his respective successors, heirs and assigns, from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable attorneys fees) which Guarantor may incur by reason of or in connection with the issuance, execution and delivery or transfer or payment or failure to pay the Guarantee except to the extent of the primary negligence or willful misconduct of Guarantor, or as may be attributable to Guarantor's breach of his obligations under this Agreement.

         Section 3.5 Agreement Among Guarantors Upon the Bank invoking any or all of the Guarantees, each Guarantor shall fund an amount equal to the total amount of payments made to the Bank times his Guarantor's Percentage. Should any Guarantor's Guarantor Advance be in excess of this amount, the other Guarantors shall reimburse that Guarantor such that each

Guarantor Advance is proportionate to each Guarantor's Percentage. Such reimbursement shall be made within 30 days of a demand from another Guarantor.

                                   ARTICLE IV
                         CONVERSION RIGHTS AND WARRANTS

         Section 4.1. Warrants. As an inducement to enter into this Agreement, TERA agrees to issue to the Guarantors Warrants to purchase an aggregate of 8,333,334 shares of Common Stock at an exercise price per share of $0.15, the form of which is attached as Exhibit B (the "Warrants"). Each Guarantor shall receive Warrants to purchase a number of shares of Common Stock equal to the aggregate number of Warrants times his Guarantor's Percentage.

         Section 4.2 Conversion Rights. As long as any Loans are outstanding or DNA-CS is able to incur Loans under the Loan Agreement, each Guarantor shall have the right to purchase a number of shares of Common Stock equal to his proportionate share of the Loan Maximum divided by $0.12. Proceeds from the issuance of such shares of Common Stock shall be utilized by TERA to repay amounts outstanding under the Loan Agreement and cause the Bank to release Guarantees underlying the amount of the Loan repaid. The Companies will undertake such procedures to ensure the Guarantor that the Guarantee will be released immediately upon the purchase of the shares of Common Stock. Further, each Guarantor shall have the right to covert any Reimbursement Obligation into a number of shares of Common Stock equal to the amount of the Reimbursement Obligation divided by $0.12. The Companies shall give the Guarantors not less than 30 days notice of the intent to repay the Loans and obtain the release of the Guarantees.

         Section 4.3. Registration Rights. The TERA further agrees to grant the registration rights to register the resale of the shares of Common Stock to be issued pursuant to the Conversion Rights and the Warrants and the in accordance with the Registration Rights Agreement attached hereto as Exhibit C (the "Registration Rights Agreement").

         Section 4.4. Subsequent Financings. Should TERA, within 180 days of the date of this agreement, issue Common Stock at a price per share less than $0.12, or issue warrants or convertible securities that provide for an exercise or conversion price of less than $0.12 per share, then the conversion rate in
Section 4.2 above shall be reduced to such lesser amount and the exercise price of the warrants shall be reduced to such lesser amount.

         Section 4.5 Sharing of Consideration. Should any Guarantor be required to make a Guarantor Advance in an amount in excess of an amount equal to the Loan Maximum times his Guarantor's Percentage and does not receive reimbursement from the other Guarantors pursuant to Section 3.5 of this Agreement and within the time frame required by Section 3.5, that Guarantor shall receive additional Warrants and Conversion Rights proportionate with the amount of such excess funding. Any Guarantor not making reimbursement to other Guarantors pursuant to
Section 3.5 of this Agreement shall forfeit Warrants and Conversion Rights proportionate to the amount of reimbursement not made.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         Section 5.1. Representations and Warrants of the TERA and DNA-CS. TERA and DNA-CS hereby represents and warrants to Guarantors as follows:

                  (a) Corporate Existence and Good Standing. Each is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its property and carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the it owns real property or conducts such business, where the failure to maintain such good standing or authorization is reasonably expected to have a materially adverse effect on its business, operations or financial or other condition, or could materially adversely affect its ability to perform its obligations under this Agreement.

                  (b) Authorization and Validity. This Agreement and Related Documents have been duly authorized by all necessary corporate action, and each has been duly executed and delivered by TERA and DNA-CS and each is valid, binding and enforceable against the TERA and DNA-CS in accordance with its terms except as may be limited by bankruptcy or insolvency laws and similar laws affecting creditor rights generally and by generally and by general principles of equity.

                  (c) No Conflict; Government Consent; Title to Assets; No Liens. Neither the execution and delivery of this Agreement and Related Documents, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the terms hereof or thereof under the circumstances contemplated hereby or thereby will conflict with, are prohibited by or will contravene, violate or constitute a breach of or a default under the Amended and Restated Certificate of Incorporation or By-Laws of TERA or DNA-CS or constitute on the part of the TERA or DNA-CS a material breach of or a material default under any agreement or other instrument to which the either company is a party or any existing law, administrative regulation, or, to its knowledge, any court order or consent decree to which TERA or DNA-CS is subject, or by which any of its properties is bound.

         5.2 Representations of Guarantors. Each Guarantor represents and warrants to the TERA and DNA-CS that he has full power and authority to execute and deliver this Agreement and the Related Documents, and that this Agreement and Related Documents are valid, binding and enforceable in accordance with their terms as they relate to such Guarantor, except as may be limited by bankruptcy and insolvency laws, and similar laws affecting creditors rights generally and by general principals of equity. Each Guarantor represents and warrants that he or she (a) has such knowledge and experience in financial and business matters that such Guarantor is capable of evaluating the merits and risks of his or her investment and has the financial ability to assume the monetary risk associated therewith; (b) is able to bear the complete loss of his or her investment; (c) has received such documents and information from the TERA or DNA-CS as such Guarantor has requested and has had the opportunity to ask questions of, and receive answers from, the TERA and DNA-CS and the terms and conditions of the offering of the

Warrants and the Common Stock to be issued pursuant to the Conversion Rights and the Warrants and to obtain additional information; (d) is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act; and (e) is not relying upon any statements or instruments made or issued by any person other than the TERA or DNA-CS in making a decision to invest in the Shares.

                                   ARTICLE VI
                       AFFIRMATIVE AND NEGATIVE COVENANTS

         Section 6.1 Conduct of Business. The TERA and DNA-CS covenant and agree that each shall remain duly incorporated, validly existing and in good standing as a domestic corporation in the State of Delaware, will not voluntarily dissolve without first discharging its obligations under this Agreement.

         Section 6.1 Limitation on Borrowings. TERA and DNA-CS covenant and agree that amount of the Loans shall not exceed an amount equal to the sum of
(a) the amount of DNA-CS inventories multiplied by 50% and (b) the amount if DNA-CS accounts receivable multiplied by 80%.

         Section 6.2 Pledge of Assets. The Companies will not pledge any assets, other than in relation to the Loan Agreement, without the express consent of the Guarantors.

                                   ARTICLE VII
                                    COVENANTS

         Section 8.1 Successors and Assigns. This Agreement shall be binding upon each party and their respective successors, heirs and assigns.

         Section 8.2. Notices. All notices, requests and demands to or upon the respective parties shall be in writing (including by facsimile) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile, when sent and receipt has been confirmed, addressed as follows:

          If to Guarantors:         to the addresses as indicated on Schedule I



          If to the Company:        TeraForce Technology Corporation
                                    Attn.: Herman M. Frietsch, Chairman & CEO
                                    1240 East Campbell Road
                                    Richardson, Texas 75081
                                    Telecopier: (469) 330-4999

         Any entity entitled to receive notice hereunder may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

         Section 8.3. Amendment. This Agreement may be amended, modified or discharged only upon an agreement in writing of TERA, DNA-CS and each of the Guarantors.

         Section 8.4. Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Guarantors to exercise any remedy now or hereafter existing at law or in equity or by statute, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this Agreement should be breached by any party and thereafter waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

         Section 8.5. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         Section 8.6. Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or Sections contained in this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement, or any part thereof. In particular, this section means (among other things) that TERA and DNA-CS do not agree or intend to pay, and Guarantors do not agree to contract for, charge, collect, take, reserve or receive (collectively referred to herein as "charge or collect"), any amount in the nature of interest or in the nature of a fee for anything construed to be a loan, which would in any way or event (including demand, prepayment, or acceleration) cause Guarantors to charge or collect more for entering into this Agreement than the maximum amount Guarantors would be permitted to charge or collect by federal law or the laws of the State of Texas. Any such excess interest or unauthorized fee shall, instead or anything stated to the contrary, be applied first to reduce the principal balance of the loan, if any, and when the principal has been paid in full, refunded to the Companies.


         Section 8.7. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         This Agreement has been signed by the Company as of the date first above written.


                                  TERA:
                                  TeraForce Technology Corporation


                                  By: /s/ Robert P. Capps
                                     --------------------------------------
                                  Robert P. Capps, Executive Vice President

                                  DNA-CS:
                                  DNA Computing Solutions, Inc.


                                  By: /s/ Robert P. Capps
                                     --------------------------------------
                                  Robert P. Capps, Executive Vice President



                                  GUARANTORS:


                                  /s/ Richard E. Bean
                                  -----------------------------------------
                                  Richard E. Bean

                                  /s/ Robert E. Garrison II
                                  -----------------------------------------
                                  Robert E. Garrison II

                                  /s/ Steven A. Webster
                                  -----------------------------------------
                                  Steven A. Webster

                                  /s/ James Hawkins
                                  -----------------------------------------
                                  James Hawkins

                                  /s/ Peter Badger
                                  -----------------------------------------
                                  Peter Badger

                                  /s/ John Styles
                                  -----------------------------------------
                                  John Styles

                                  /s/ Donald Campbell
                                  -----------------------------------------
                                  Donald Campbell